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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

                                  LESCO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Not Applicable

     (2) Aggregate number of securities to which transaction applies: Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

     (4) Proposed maximum aggregate value of transaction: Not Applicable

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: Not Applicable

     (2) Form, Schedule or Registration Statement No.: Not Applicable

     (3) Filing Party: Not Applicable

     (4) Date Filed: Not Applicable

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

                                  [LESCO LOGO]

                                  LESCO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 16, 2001

                                                                  April 13, 2001

TO OUR SHAREHOLDERS:

     The annual meeting of the shareholders of LESCO, Inc., will be held at The Forum Conference and Education Center, at One Cleveland Center, 1375 East 9th Street, in Cleveland, Ohio, on Wednesday, May 16, 2001, at 10:00 a.m., local time, for the following purposes:

          1. To elect ten directors, each to hold office for a one-year term and until his successor is elected and qualified.

          2. To consider and act upon four shareholder proposals.

          3. To transact all other business that properly comes before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 6, 2001, will be entitled to notice of and to vote at the meeting. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ Patricia W. Pribisko

                                          PATRICIA W. PRIBISKO
                                          Vice President, General Counsel
                                          and Corporate Secretary

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ABOUT THE MEETING...........................................      1
ELECTION OF DIRECTORS.......................................      3
BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES...............      5
EXECUTIVE COMPENSATION......................................      7
REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE.........     10
REPORT OF THE FINANCE COMMITTEE.............................     14
PERFORMANCE COMPARISON......................................     15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     16
SHAREHOLDER PROPOSALS.......................................     18
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     26
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................     26
INDEPENDENT AUDITORS........................................     26
OTHER MATTERS...............................................     27
APPENDIX A-LESCO, INC. FINANCE COMMITTEE OF THE BOARD OF
  DIRECTORS CHARTER.........................................    A-1
DIRECTIONS TO THE ANNUAL MEETING...................Inside back cover

                                  [LESCO LOGO]

                                  LESCO, INC.
                               15885 SPRAGUE ROAD
                         STRONGSVILLE, OHIO 44136-1799

                                PROXY STATEMENT

                                                                  April 13, 2001

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders of LESCO, Inc., to be held at The Forum Conference and Education Center, at One Cleveland Center, 1375 East 9th Street, in Cleveland, Ohio, on Wednesday, May 16, 2001, at 10:00 a.m., local time, and at any adjournment thereof.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Company's annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of ten directors and four shareholder proposals.

WHO IS ENTITLED TO VOTE?

     Only shareholders of record at the close of business on the record date, April 6, 2001, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon unless cumulative voting is invoked in the election of directors. See "What vote is required to approve each item?"

WHO CAN ATTEND THE MEETING?

     Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. However, your name does not appear on the Company's list of shareholders and in order to be admitted to the meeting, you must bring a letter or account statement showing that you were the beneficial owner of shares on the record date.

WHERE AND WHEN IS THE MEETING?

     The meeting will be held at The Forum Conference and Education Center, at One Cleveland Center, 1375 East 9th Street, in downtown Cleveland, Ohio, on Wednesday, May 16, 2001, at 10:00 a.m., local time. A map of the meeting location is on the last page of this proxy statement.

     Parking is available at One Cleveland Center, which has entrances to its parking garage on both St. Clair Ave. and Rockwell Ave. Fees for parking in that garage will be approximately $8.50. If that garage is full, there are other parking facilities within walking distance.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 8,552,745 common shares of the Company were outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

     If you complete and properly sign and date the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a shareholder holding shares registered in your own name and attend the meeting, you may deliver your completed proxy card in person. Shareholders holding shares through a broker or in "street name" who wish to vote at the meeting will need to obtain a proxy card from the institution that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised either by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date or by providing us with notice in open meeting prior to the closing of voting. You may request that the proxy holders' powers be suspended if you attend the meeting in person, but your attendance at the meeting will not automatically revoke a previously granted proxy.

IS MY VOTE CONFIDENTIAL?

     Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspector of election and certain Company employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board of directors recommends a vote for election of the director nominees listed on page 4 and discussed on pages 5-6. The board of directors recommends a vote against approval of each of the shareholder proposals discussed on pages 18-25. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

  ELECTION OF DIRECTORS. The ten nominees who receive the most votes will be elected. Submission of a proxy that withholds authority to vote for a nominee and a broker non-vote have the same effect as failing to vote for a nominee, but do not act as a vote "against" the nominee. The number of votes each share represents depends on whether or not cumulative voting is invoked.

     HOW IS CUMULATIVE VOTING INVOKED?

     Ohio law states that:

     - if written notice is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight hours before the time set for the annual meeting;

     - if the notice states that the shareholder wants cumulative voting for the election of directors; and

     - if the Chairman, Secretary or the shareholder giving the notice, or someone on his or her behalf, announces at the beginning of the meeting that the notice has been given; then

     - each shareholder will have cumulative voting rights for the election of directors.

     HOW ARE DIRECTORS ELECTED IF CUMULATIVE VOTING IS INVOKED?

     If cumulative voting is invoked:

     - Each shareholder may cast an aggregate number of votes in the election of directors and distribute these votes among nominees as the shareholder sees fit. The aggregate number of votes for each shareholder is determined by multiplying the number of nominees to be elected (ten) by the number of shares the shareholder holds on the record date.

     - The proxy holders will cumulate votes and distribute them among the persons nominated by the board of directors as the proxy holders believe will maximize the number of board nominees elected, unless a shareholder gives specific instructions in the proxy for the proxies to do otherwise.

     HOW ARE DIRECTORS ELECTED IF CUMULATIVE VOTING IS NOT INVOKED?

     If cumulative voting is not invoked, each shareholder may cast for each of the ten nominees up to the number of votes that equals the number of shares held by the shareholder on the record date.

  SHAREHOLDER PROPOSALS. Under the Company's Amended Articles of Incorporation, approval of a shareholder proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Company. Brokers who hold street name shares cannot vote in their discretion on any of the shareholder proposals. Broker non-votes have the effect of a negative vote. A properly executed proxy marked "ABSTAIN" with respect to any shareholder proposal will not be voted. Accordingly, an abstention will have the effect of a negative vote.

  OTHER ITEMS. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, Nasdaq requirements and the Company's governing documents.

WHEN ARE THE 2002 SHAREHOLDER PROPOSALS DUE?

     If a shareholder wants to have a proposal included in the Company's proxy statement and form of proxy for the 2002 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on December 13, 2001. In addition, if a shareholder intends to present a proposal at the Company's 2002 annual meeting without the inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by the Company on or before February 26, 2002, proxies solicited by the board of directors for the 2002 annual meeting will confer discretionary authority to vote on the proposal if presented at the meeting. Shareholder proposals must be sent to the executive offices of the Company, 15885 Sprague Road, Strongsville, Ohio 44136-1799, Attention: Corporate Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOW WILL THE PROXY SOLICITATION BE CONDUCTED?

     The board of directors of the Company is soliciting the proxies in connection with the items to be voted on as described in this proxy statement. To assist in a solicitation of proxies, the Company has retained Georgeson Shareholder Communications Inc. for a fee of $15,000, plus out of pocket expenses. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses they incur in sending proxy materials to the beneficial owners of the Company's common shares. In addition to soliciting proxies by mail, regular employees of the Company and Georgeson may solicit proxies by other means, including telephone or facsimile.

                             ELECTION OF DIRECTORS

     The Company's Code of Regulations sets the number of directors at nine but authorizes the board of directors to increase or decrease the number of directors by not more than two. In 1999, the board of directors increased the number of directors from nine to eleven. On March 31, 2000, the board of directors decreased the number of directors from eleven to ten. Each director elected serves until the next annual meeting and until his successor is elected and qualified.

     The board of directors of the Company has nominated the ten persons listed below for election as directors. If any nominee declines or is unable to serve (which the board of directors has no reason to expect), the persons named in the accompanying proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee.

     The following table contains information with respect to each nominee:

                                                                             DIRECTOR
                                                                           CONTINUOUSLY
             NAME                AGE       POSITION WITH THE COMPANY          SINCE
             ----                ---    -------------------------------    ------------
William A. Foley...............  53     Chairman of the Board of               1993
                                        Directors, President and Chief
                                        Executive Officer
Ronald Best....................  65     Director                               1997
Robert F. Burkhardt............  64     Consultant and Director                1963
Drexel Bunch...................  56     Director                               1995
J. Martin Erbaugh..............  52     Director                               1995
Michael E. Gibbons.............  49     Director                               1999
Lee C. Howley..................  53     Director                               1996
Christopher H.B. Mills.........  48     Director                               2000
Robert B. Stein, Jr............  43     Director                               1999
David L. Swift.................  64     Director                               1999

     William B. Nicol served on the board of directors from 1984 until his resignation in September 1995. Following his resignation from the board, Mr. Nicol became Director Emeritus and attends board meetings but does not vote.

HOW OFTEN DID THE BOARD MEET DURING 2000?

     During 2000, the board of directors of the Company met on six occasions. No director attended less than 75% of the meetings of the board of directors during 2000.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The board has standing Finance and Compensation and Governance Committees. The board does not have a Nominating Committee.

     FINANCE COMMITTEE. The Company has a Finance Committee that reviews, with the Company's independent auditors, the audit plans, the results of the audit engagement and the adequacy of the Company's internal accounting controls. The Finance Committee, which currently consists of Ronald Best, Chairman, J. Martin Erbaugh, Michael E. Gibbons and Christopher H.B. Mills, met nine times during 2000. Other than Mr. Mills (who attended six of the nine meetings), no Committee member attended less than 75% of the Committee meetings.

     COMPENSATION AND GOVERNANCE COMMITTEE. The Company has a Compensation and Governance Committee that determines executive compensation and administers the Company's compensation plans. The Compensation and Governance Committee, which currently consists of Lee C. Howley, Chairman, Drexel Bunch, J. Martin Erbaugh, and David L. Swift, met three times during 2000. No Committee member attended less than 75% of the Committee meetings.

                 BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

     William A. Foley joined the Company in July 1993 as President, Chief Executive Officer and a director. He was elected Chairman of the Board of Directors in October 1994. Mr. Foley was President and Chief Executive Officer of Imperial Wallcoverings, Inc., a wallpaper producer and a subsidiary of Collins & Aikman, Inc., from 1990 until 1993. From 1988 to 1990, Mr. Foley was Vice President and General Manager of The Scotts Company Consumer Business Group, a producer and marketer of turf care products. Mr. Foley was Vice President and General Manager of Rubbermaid Specialty Products Division, a producer of rubber and plastic products, from 1984 to 1988, and was Vice President-Sales and Marketing for Anchor Hocking Corporation, a producer of glass products, from 1970 to 1984. Mr. Foley is also a director of the following publicly-held companies: Dairy Mart Convenience Stores, Inc., a chain of convenience stores, and Libbey Inc., a producer of tabletop products.

     Ronald Best has been a director since May 1997. Since 1995, Mr. Best has been President and Managing Partner of First Marquis International, an equity investor and workout consulting firm located in Toronto, Ontario, Canada. From 1992 to 1994, Mr. Best was President and Chief Executive Officer of Totes Incorporated, a rainwear manufacturing and distribution company, located in Cincinnati, Ohio. From 1980 to 1991, Mr. Best held several executive positions with Rubbermaid, Inc., a rubber and plastics products manufacturing and distribution company, located in Wooster, Ohio, completing his career at Rubbermaid as Senior Vice President, International and Business Development. Prior to joining Rubbermaid, Mr. Best held several executive positions with G.E. Canada in its Consumer, Industrial and Power Generation Divisions, closing his career there as Vice President Finance and Strategic Planning (C.A.M.C.O.) and a director of G.E. Capital Canada. He is a director of Battery Technology, Inc., a licensor of rechargeable consumer batteries.

     Robert F. Burkhardt has served as a consultant to the Company since July 1994 and as a director since 1963. He is a co-founder of the Company and served as Vice Chairman from January 1987 to June 1994. Mr. Burkhardt served as President of the Company from May 1984 to January 1987, and as Vice President from 1963 to May 1984.

     Drexel Bunch has been a director since March 1995. Mr. Bunch has been employed by Nordson Corporation, a producer and marketer of industrial equipment along with software and application technologies, since 1983, where he has been Vice President, Manufacturing since 1985. Prior to that, Mr. Bunch held the positions of Vice President of Quality and Productivity and Director of Quality Assurance. Prior to joining Nordson Corporation, Mr. Bunch was employed for more than 16 years by the Ford Motor Company. He is a trustee of the Nordson Corporation Foundation and the Lorain County (Ohio) Chamber of Commerce.

     J. Martin Erbaugh has been a director since March 1995. Mr. Erbaugh is an attorney who has 17 years of management experience in the lawn care industry as President of Lawnmark, a lawn care company. Currently, he is President of J.M. Erbaugh Co., a private investment firm, President of Coer Inc., a real estate development firm, and Chairman of the Board of Homepure Inc., an e-commerce bottled water company. He is a director of Morgan Fun Shares, Inc., a publicly held closed-end investment company, and Vice Chairman and a director of Morgan Bank, NA, a national bank. He is Founder, a past President and director of The Professional Lawn Care Association of America. He is a trustee of the Burton D. Morgan Foundation and of the Ohio Police and Friends' Pension and Disability Fund.

     Michael E. Gibbons has been a director since May 1999. Since September 1995, Mr. Gibbons has been Senior Managing Director of Brown, Gibbons, Lang & Company, L.P., an investment banking firm headquartered in Cleveland, Ohio specializing in mergers and acquisitions and private and public financings. Prior to 1995, Mr. Gibbons was the President and Chief Executive Officer of Brown, Gibbons & Company, Inc., an investment-banking firm he founded in 1989 in Cleveland, Ohio. From 1985 to 1989, Mr. Gibbons was President and Chief Executive Officer of Underwood, Neuhaus & Company, an investment and brokerage firm headquartered in Houston, Texas. Prior to 1985, Mr. Gibbons was a Senior Vice President of McDonald and Company Securities, Inc., a Cleveland, Ohio investment banking firm. Mr. Gibbons is a Trustee and Secretary of the Great Lakes Theater Festival and Magnificat High School in Rocky River, Ohio, and a Trustee of the Greater Cleveland Sports Commission.

     Lee C. Howley has been a director since March 1996. Since 2000, Mr. Howley has been President of Bread Makers, Ltd., a company which operates restaurant franchises. Mr. Howley has been a principal in the construction, financing and operation of health care-related real estate and in telecommunications systems. Since 1981, Mr. Howley has served as President of Howley & Company, a real estate development and management company; since 1987, he has served as Chairman of Coast Management Company, a real estate management company. He was founder and a general partner of North Coast Cable, Ltd., a cable television company servicing Cleveland, Ohio, from 1981 to 1993. Mr. Howley has served in leadership capacities for a number of civic organizations. From 1994 to 1995, he represented the United States at the United Nations as its Public Delegate, at the request of President Clinton. Mr. Howley is a director of the following publicly traded companies: Boykin Lodging Company, a hotel and restaurant management company, CAPTEC Net Lease Realty, Inc., a real estate investment trust, and LNB Bancorp, Inc., a bank holding company.

     Christopher H.B. Mills has been a director since May 2000. Mr. Mills has been Chief Investment Officer of J.O. Hambro Capital Management Limited, an investment management and advising firm, since 1993; Managing Director of North Atlantic Smaller Companies Investment Trust plc, a publicly listed closed end investment company, since 1984; Managing Director of Leveraged Opportunity Trust plc, a publicly listed closed-end investment company, since 1989; and Chairman and Chief Executive Officer of Growth Financial Services Limited, a holding company, since 1984. From 1975 to 1993, Mr. Mills was employed by INVESCO MIM, a United Kingdom-based investment management company, as Head of North American Venture Capital and Head of North American Investments. Mr. Mills is a director of the following private companies: Primesco, a life insurance company; AllianceOne, a debt collection company; WH Holdings, an oil services company; Texas Sterling, a construction company; and Santa Maria, a maker of salami and proscuitto. Mr. Mills is a director of PNC Telecom, a telephone services company, and Premier Asset Management, a fund management company, both U.K. public companies, and Dennison International, a maker of industrial valves and pumps and a U.S. public company.

     Robert B. Stein, Jr. has been a director since May 1999. Mr. Stein has been employed by Dairy Mart Convenience Stores, Inc., a publicly held chain of convenience stores, since 1983, where he has been Chairman and Chief Executive Officer since 1995, President since 1994 and a director since 1992. Prior to 1994, Mr. Stein served in various positions with that company, including Treasurer, General Manager of the Midwest Region and Executive Vice President-Operations and Marketing. Prior to 1983, Mr. Stein was employed by Coopers & Lybrand, a public accounting firm. Mr. Stein has served on the Boards of Directors of the Ohio Association of Convenience Stores, the Ohio Retail Merchants Association and the American Soap Box Derby.

     David L. Swift has been a director since May 1999. Mr. Swift was Chairman of the Board from 1993 and Chief Executive Officer and President from 1988 of Acme-Cleveland Corporation, a manufacturer of communications, motion control and measurement products, until his retirement in 1996. Prior to 1988, he served in the positions of Sr. Vice President-Administration and Vice President, General Counsel of Acme-Cleveland Corporation. Prior to 1981, Mr. Swift was Manager of Acquisition Planning and Control for Reliance Electric Company, a manufacturer of industrial motors and related products. Mr. Swift is a director of the following public companies: Alltrista Corporation, a consumer and industrial products manufacturing company; CUNO, Incorporated, a producer of filtration products; and Twin Disc, Incorporated, a producer of power transmission equipment.

                             EXECUTIVE COMPENSATION

HOW ARE EXECUTIVE OFFICERS COMPENSATED?

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company's other named executive officers during or with respect to the fiscal years ended December 31, 2000, 1999 and 1998 for services in all capacities to the Company.

                                                                            LONG-TERM
                                                    ANNUAL             COMPENSATION AWARDS
                                                 COMPENSATION      ----------------------------
                                               -----------------    RESTRICTED                     ALL OTHER
                                      FISCAL   SALARY     BONUS    STOCK AWARDS      OPTIONS      COMPENSATION
    NAME AND PRINCIPAL POSITION        YEAR      ($)       ($)        ($)(1)      (# OF SHARES)      ($)(2)
    ---------------------------       ------   -------   -------   ------------   -------------   ------------
William A. Foley                       2000    424,996        --     128,766         19,147           6,598
Chairman of the Board, President and   1999    424,497   212,390     128,535             --          39,509
Chief Executive Officer                1998    350,014        --     206,970         33,090           6,874
Dana L. Wilson(3)                      2000    198,943        --      40,396          9,647           9,169
Vice President and President of the    1999    144,846    60,290      29,235          6,000           4,688
Lawn Care & Golf Divisions             1998    132,981    17,966      24,185             --           8,397
Charles J. McGonigle(4)                2000    199,520        --      40,396          9,919           9,314
Vice President and President of the    1999    174,769    72,764      34,995          6,000          26,248
Product Supply Division                1998    107,077    25,000      74,635          8,500           4,157
Wayne W. Murawski(5)                   2000    138,557        --      27,285          9,251           7,423
Vice President, Chief Information      1999    139,039    42,099      27,225         11,000           5,812
  Officer
                                       1998    125,001        --      49,974             --           4,344
R. Breck Denny(6)                      2000    206,739        --      40,396          9,135           7,559
Vice President, Chief Financial        1999     85,750    36,782     103,138         21,000             413
  Officer
Alexander P. Antonio(7)                2000    156,827        --      67,545         18,333          55,250
Vice President and President of the
  Golf Division

---------------

(1) In 2000, Messrs. Foley, Wilson, McGonigle, Murawski, Denny and Antonio were granted an award of 8,358, 2,622, 2,622, 1,771, 2,622 and 2,101 restricted shares, respectively, which on the date of grant had a market value of $128,766, $40,396, $40,396, $27,285, $40,396 and $32,369, respectively. The restricted shares are subject to forfeiture if cumulative earnings per share targets are not met for fiscal years 2000, 2001 and 2002. In 2000 in connection with his hiring, Mr. Antonio was granted an award of 2,207 restricted shares, which on the date of grant had a market value of $35,176; 714 of the restricted shares were subject to forfeiture if cumulative earnings per share targets were not met for fiscal years 1998, 1999 and 2000 and 1,493 of the restricted shares are subject to forfeiture if cumulative earnings per share targets are not met for fiscal years 1999, 2000 and 2001. In 1999, Messrs. Foley, Wilson, McGonigle, Murawski, and Denny were granted an award of 8,569, 1,949, 2,333, 1,815 and 5,575 restricted shares, respectively, which on the date of grant had a market value of $128,535, $29,235, $34,995, $27,225 and $103,138, respectively. In 1998, Messrs.
    Foley, Wilson, McGonigle, and Murawski were granted an award of 4,651, 1,087, 1,391 and 1,123 restricted shares, respectively, which on the date of grant had a market value of $103,485, $24,185, $31,993 and $24,987, respectively. The restricted shares for Messrs. Foley, Wilson, McGonigle and Murawski and 878 of the restricted shares granted to Mr. Denny in 1999 were forfeited because Company cumulative earnings per share targets were not met for fiscal years 1998 and 1999. Also in 1998, Messrs. Foley, Wilson, McGonigle and Murawski were granted an award of 4,651, 1,087, 1,391 and 1,123 restricted shares, respectively, which on the date of grant had a market value of $103,485, $24,185, $31,993 and $24,987, respectively. The restricted shares for Messrs. Foley, Wilson, McGonigle and Murawski and 1,869 of the restricted shares granted to Mr. Denny in 1999 and 714 of the restricted shares granted to Mr. Antonio in 2000 were forfeited because Company cumulative earnings per share targets were not met for fiscal years 1998, 1999 and 2000. Dividends on the restricted shares are payable in additional restricted shares also subject to forfeiture. Also in

    1998, Mr. McGonigle was granted an award of 463 restricted shares which on the date of grant had a market value of $10,649. These restricted shares were subject to forfeiture if Company cumulative earnings per share targets were not met for fiscal years 1996, 1997 and 1998. Based upon Company performance for fiscal years 1996, 1997 and 1998, 80% of these restricted shares vested and 20% were forfeited. In 1998, Messrs. Foley, Wilson and Murawski received 1,726, 223 and 380 common shares, respectively, which on the date of grant had a market value of $39,159, $5,060 and $8,620, respectively, representing a portion of their bonus payable for 1997. These common shares are not forfeitable. Dividends on these common shares are paid in cash.

(2) Reflects (i) the Company's contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust and the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust Restoration Plan and (ii) reimbursement for medical expenses pursuant to an insurance program, except for (a) Charles J. McGonigle, for whom the figure also reflects a relocation allowance for fiscal years 1998 and 1999, and (b) Alexander P. Antonio, for whom the figure also reflects a relocation allowance for fiscal year 2000.

(3) Mr. Wilson was named an executive officer January 1, 2000.

(4) Mr. McGonigle joined the Company as an executive officer April 28, 1998 and the salary for fiscal year 1998 reflects the period April 28 through December 31.

(5) Mr. Murawski was named an executive officer May 13, 1998.

(6) Mr. Denny joined the Company as an executive officer July 26, 1999 and the salary for fiscal year 1999 reflects the period July 26 through December 31.

(7) Mr. Antonio joined the Company as an executive officer February 3, 2000 and the salary for fiscal year 2000 reflects the period February 3 through December 31, the last date on which he was an executive officer.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains the stock options granted during the year ended December 31, 2000, to the executive officers named in the Summary Compensation Table.

                                                                                           POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL RATES
                                                                                       OF STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                                           FOR OPTION TERM(1)
----------------------------------------------------------------------------------    ------------------------------
                                             % OF TOTAL
                                              OPTIONS
                                             GRANTED TO
                                             EMPLOYEES      EXERCISE
                                 OPTIONS         IN          PRICE      EXPIRATION
             NAME                GRANTED    FISCAL YEAR      ($/SH)        DATE       0%($)      5%($)       10%($)
             ----                -------    ------------    --------    ----------    ------    --------    --------
William A. Foley...............  14,333         3.1         15.4063       5/19/10       0       138,871     351,928
                                  4,814         1.0          13.375      12/20/10       0        40,493     102,617
Dana L. Wilson.................   8,333         1.8         15.4063       5/19/10       0        80,738     204,606
                                  1,314         0.3          13.375      12/20/10       0        11,053      28,010
Charles J. McGonigle...........   8,333         1.8         15.4063       5/19/10       0        80,738     204,606
                                  1,586         0.3          13.375      12/20/10       0        13,341      33,808
Wayne W. Murawski..............   8,333         1.8         15.4063       5/19/10       0        80,738     204,606
                                    918         0.2          13.375      12/20/10       0         7,722      19,568
R. Breck Denny.................   8,333         1.8         15.4063       5/19/10       0        80,738     204,606
                                    802         0.2          13.375      12/20/10       0         6,746      17,096
Alexander P. Antonio...........  10,000         2.2          15.938        2/3/10       0       100,233     254,011
                                  8,333         1.8         15.4063       5/19/10       0        80,738     204,606

---------------

(1) Amounts have been calculated using the exercise price per share at assumed compound annual rates of stock appreciation from the date of grant to the date of expiration of 0%, 5% and 10%, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

     The following table contains information for each executive officer named in the Summary Compensation Table with regard to the aggregate stock options exercised during the year ended December 31, 2000, and the stock options held as of December 31, 2000.

                                                                                             VALUE OF UNEXERCISED
                                                                                                 IN-THE-MONEY
                                                            NUMBER OF UNEXERCISED                 OPTIONS AT
                            SHARES                        OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END($)(1)
                           ACQUIRED          VALUE       ----------------------------    ----------------------------
         NAME           ON EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----           --------------    -----------    -----------    -------------    -----------    -------------
William A. Foley......        0                0           298,768            0             739,551           0
Dana L. Wilson........        0                0            36,147            0                   0           0
Charles J.
  McGonigle...........        0                0            24,419            0                   0           0
Wayne W. Murawski.....        0                0            38,251            0                   0           0
R. Breck Denny........        0                0            30,135            0                   0           0
Alexander P.
  Antonio.............        0                0            18,333            0                   0           0

---------------

(1) Market value of underlying securities at December 31, 2000, of $13.1875 minus the exercise price.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has an employment agreement with William A. Foley effective July 1, 1998. The agreement has an initial three-year term that is automatically extended at the end of each year of the agreement for another "Employment Year" (a twelve month period beginning July 1 and ending June 30 of the following year), subject to the following:

     - the right of either party to terminate the agreement as of the end of the subsequent Employment Year by providing written notice on or before June 1 of the current Employment Year,

     - the right of Mr. Foley to terminate the agreement if the Company materially changes his duties or responsibilities, the Company moves his place of employment or the Company's principal executive offices more than 50 miles from the geographical center of Cleveland, Ohio, if the Company materially breaches the agreement and fails to cure that breach, or if there is a change in control of the Company (as defined in the Company's 1992 Stock Incentive Plan), and

     - the right of the Company to terminate the agreement upon Mr. Foley's death or permanent disability or for "cause" as defined in the agreement.

     Under the agreement, Mr. Foley must devote his entire business time to the Company. In addition, Mr. Foley is prohibited from competing with the Company for the longer of one year after termination or after any payment of compensation under the agreement or two years after a termination for cause or after a voluntary resignation by Mr. Foley other than as previously described. The agreement provides that the Company pay Mr. Foley an annual base salary of not less than $425,000 and a bonus of up to 100% of his salary based on the Company's financial performance. In addition, Mr. Foley is to receive annual option grants. Mr. Foley also receives life and health insurance coverage, the use of an automobile, membership in two country clubs and an allowance of up to $10,000 annually for financial planning and tax return preparation. Upon Mr. Foley's death or disability, the Company must pay Mr. Foley or his heirs, the lesser of one-fourth of his base salary or his salary through the remainder of the term and a pro rata portion of his bonus.

     The Company has entered into a retention agreement with each of its executive officers, including the named executive officers. The agreements provide that, if following a change in control (as defined in the agreement), the executive officer's employment is terminated by the Company "other than for cause" or by the officer for "good reason," then the Company will pay to the executive officer within 30 days after termination the following amounts (subject to the limitations described below): (a) any amount previously earned but not paid to the executive officer (including a pro rata bonus) through the date of termination; (b) an amount equal to 2.99 multiplied by the sum of the executive officer's annual base salary and bonus; (c) retirement benefits that would otherwise accrue to the executive for the three years following termination; and
(d) an amount equal to the excess of the fair market value of the Company's common shares on the termination date over the exercise price of any options held by the executive that are surrendered. If total payments otherwise payable to an executive under the retention agreement or any other agreement or plan would constitute "excess parachute payments"under Section 280G of the Internal Revenue Code, then payments under the retention agreement will be reduced so that the Company is not denied a deduction under Section 280G. The retention agreements also provide immediate vesting of all long-term incentive awards, continuation of employee benefits for a maximum of three years and outplacement services.

     The Company has offered a separation arrangement to Alexander P. Antonio whose position with the Company was eliminated on March 19, 2001. The arrangement provides that the Company will continue Mr. Antonio's salary through February 28, 2002. The Company has agreed to pay Mr. Antonio's health and dental insurance and life, accidental death and dismemberment insurance through February 28, 2002. Pursuant to applicable law, Mr. Antonio has until May 3, 2001, to accept this arrangement.

     HOW ARE DIRECTORS COMPENSATED?

     The Company pays each non-employee director a retainer of $16,000 per year, $1,000 per board meeting attended, and $1,000 per committee meeting attended, with the exception of committee chairmen, who are paid $1,250 per committee meeting they chair. The compensation for Directors Emeritus is an annual retainer of $8,000 and $500 per board meeting attended.

     Non-employee directors are permitted to defer all or a portion of their fees under the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuates according to the market value of the common shares. Mr. Bunch, Mr. Erbaugh, Mr. Gibbons, Mr. Stein and Mr. Swift participate in the plan. Under the Directors' Stock Option Plan, based on the Company's performance in 1999, each non-employee director (other than William B. Nicol who is a Director Emeritus) received an option to purchase 500 common shares for $16.063 per share (the fair market value of a common share on February 16, 2000, the date the option was granted), first exercisable on December 31, 2000 and to expire on February 16, 2010.

              REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE

     The Compensation and Governance Committee (the "Compensation Committee") of the Board of Directors was responsible for determining compensation paid to the Company's executive officers during 2000. In 2000, the Compensation Committee's members were Lee C. Howley, Chairman, Drexel Bunch, J. Martin Erbaugh and David
L. Swift. This report describes the Compensation Committee's executive compensation philosophy and the policies and actions of the Compensation Committee with respect to fiscal year 2000 in considering compensation for the executive officers of the Company, including the executive officers named in the Summary Compensation Table.

     WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE OFFICER COMPENSATION?

     The basic philosophy of the Compensation Committee is to provide compensation to the executive officers in a manner that:

     - relates total compensation appropriately to corporate performance and the individual performance of each executive officer,

     - motivates the executive officers to achieve increased shareholder value,

     - aligns the interests of the executive officers with the long-term interests of the Company's shareholders, and

     - provides compensation to the executive officers at a level consistent with compensation available to executives with similar responsibilities at companies of similar size in order to continue to attract and retain key executives.

     To implement this philosophy, executive compensation programs at the Company are designed to:

     - provide annual incentive opportunities that relate the competitive level of total cash compensation directly to the annual performance of the Company,

     - provide long-term incentives with grant values targeted at median competitive levels which allow total overall compensation for the Company's executives to exceed the compensation available to executives in the competitive labor market if the Company's common shares increase significantly in value and earnings per share targets are met, and

     - place more emphasis on long-term and stock-based compensation at higher levels in the Company.

     The comparison group used for competitive compensation purposes includes some of the companies in the peer group from the performance graph on page 15, other competitors and other companies similar in size to the Company.

     WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

ANNUAL COMPENSATION

     Total annual compensation consists of base salary and annual incentives.

- BASE SALARY -- The Compensation Committee sets base salaries in accordance with its members' collective experience and perception of the compensation paid to executives with similar responsibilities in companies of similar size. The Compensation Committee uses data from management compensation reports, outside consultants and publicly available documents to make these judgments and adjusts for individual performance, level of experience and the level of responsibility an executive officer undertakes.

- ANNUAL INCENTIVES -- The annual incentive plan provides the Company's eligible executives with the opportunity to earn an annual bonus payment based on the Company's financial performance and the individual's performance.

     - TARGET INCENTIVES -- The Compensation Committee approves a target incentive stated as a percent of base salary for each eligible executive. Targets range from 50% for the Chief Executive Officer to 10% for the lowest-level eligible executive. Incentive amounts awarded are based on performance and range from a threshold of 25% to a maximum of 200% of the target amount.

        - FINANCIAL MEASURES -- Early each year, the Compensation Committee establishes a performance range for each of the financial measures at which threshold, target and maximum incentives will be paid. The financial measures for 2000 were earnings per share, sales growth and return on assets. Performance against these objectives provides the executive officers with the opportunity to earn 90% of the target incentive.

        - INDIVIDUAL MEASURES -- In addition, each executive officer has individual performance measures as determined by the Chief Executive Officer. In the case of the Chief Executive Officer, the Compensation Committee determined his individual performance measures. Performance against these objectives provides the executive officers with the opportunity to earn 10% of the target incentive.

     - STOCK PAYOUT -- The annual incentive plan provides that the Compensation Committee may designate that up to one-half of an incentive award be paid in common shares of the Company. The stock portion of the award may be used as payment to exercise outstanding stock options with the caveat that any shares purchased through the exercise of the options must be held for at least one year.

     For 2000, earnings per share, sales growth and return on assets resulted in the calculation of incentive amounts below the threshold amount. Therefore, no annual bonuses were paid.

LONG-TERM COMPENSATION

     The 2000 Stock Incentive Plan that was approved by shareholders in May 2000 authorizes the use of the Company's stock in equity-based awards that include stock options, restricted shares, unrestricted shares, share appreciation rights, limited share appreciation rights and performance units. The 1992 Stock Incentive Plan that was approved by shareholders in May 1992 and amended and restated in May 1998 authorized the use of the Company's shares for similar equity-based awards. The 2000 Stock Incentive Plan replaced the 1992 Stock Incentive Plan. These plans were designed to create long-term incentives that align the interests of the Company's shareholders and its management. Key managers and executives of the Company and its subsidiaries and all members of the board of directors are eligible to be participants in the plans.

     The Compensation Committee has approved two types of awards under the incentive plans.

- STOCK OPTIONS -- Stock options allow the participant to purchase the Company's common shares for a term of ten years at a price equal to 100% of the fair market value on the date the options are granted. Since the participant's gain is solely related to the increase in stock price, options are a direct incentive to increase shareholder value.

     - ELIGIBLE PARTICIPANTS -- Managers, executives and directors are eligible for awards. Presently, about 144 of the Company's managers and executives and nine of the directors are participants in the stock option program.

     - NORMAL AWARD FREQUENCY FOR NONEXECUTIVE OFFICERS -- The Compensation Committee typically grants option awards annually based on competitive grant guidelines.

     - EXECUTIVE OFFICER AWARDS -- Executive officers each received a front-loaded stock option grant in 1996 equal to three years of normal competitive grants. In exchange for this, no grants were made to executive officers in 1997 or 1998. The exercise price of these grants was 100% of fair market value on the date of grant, and the options became exercisable in one-third increments on December 31 of 1996, 1997 and 1998. In 1999, executive officers, with the exception of Mr. Foley, each received an annual stock option grant. In 2000, executive officers, including Mr. Foley, each received a stock option grant.

     - RESTORATION OPTIONS -- To encourage the Company's executives to convert stock options into owned shares, each option includes the right to receive a restoration option at exercise. Restoration options have an exercise price equal to 100% of the market price of the Company's common shares when they are granted, expire on the same date as the original option that was exercised and become exercisable six months after grant. Restoration options are only granted when the share price is at least 20% higher than the exercise price of the original option, and when currently owned shares are used to pay for the exercise price and tax withholding related to the option exercise.

- RESTRICTED SHARES -- The Compensation Committee also awarded restricted shares to executive officers in 2000.

     - PERFORMANCE CYCLE -- The Compensation Committee granted restricted shares to executive officers in 2000 for the 2000, 2001 and 2002 Performance Plan; in 1999 for the 1999, 2000 and 2001 Performance Plan; in 1998 for the 1998 and 1999 Performance Plan and for the 1998, 1999 and 2000 Performance Plan; and in 1996 for the 1996, 1997 and 1998 Performance Plan.

     - PERFORMANCE MEASURE -- The Compensation Committee set cumulative earnings per share targets at the beginning of each cycle for threshold, target and maximum performance at levels believed by the Compensation Committee to represent a significant stretch relative to industry peers.

     - SHARES EARNED -- None of the restricted shares issued in connection with the 1998 and 1999 Performance Plan vested because the performance measure was not met. On December 31, 1998, 80% of the restricted shares issued in connection with the 1996, 1997 and 1998 Performance Plan vested because the Company exceeded the threshold performance level. The remaining 20% of these restricted shares did not vest because the target performance level was not achieved. None of the restricted shares issued in connection with the 1998, 1999 and 2000 Performance Plan vested because the performance measure was not met.

       With respect to the restricted shares issued in connection with the 1999, 2000 and 2001 and 2000, 2001 and 2002 Performance Plans, 100% of the shares granted would be earned for target performance, 50% of the shares granted would be earned for threshold performance, and 150% of the shares granted would be earned for maximum performance. Performance results between designated levels will result in interpolated payouts.

     HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

     The compensation of the Chief Executive Officer is based on the programs and principles of corporate and individual performance previously described. William A. Foley served as the Company's Chairman of the Board, President and Chief Executive Officer for all of 2000. Compensation decisions regarding Mr. Foley are subject to his employment agreement which was entered into in 1998.

- PERFORMANCE EVALUATION -- The Compensation Committee conducts a formal evaluation of Mr. Foley's performance each year. This process involves the entire board and examines the following areas: strategic planning, financial results, succession planning, external communications, board relations and leadership/human resources.

- BASE SALARY -- Mr. Foley's base salary for fiscal year 2000 was $424,996.

- ANNUAL INCENTIVE -- Mr. Foley did not receive an incentive payment for 2000 as financial measures were below the threshold amount.

- LONG-TERM INCENTIVE

     - During 2000, Mr. Foley was awarded restricted shares, which total 8,358 shares and are subject to forfeiture if cumulative earnings per share targets for 2000, 2001 and 2002 are not met.

     - During 1999, Mr. Foley was awarded restricted shares, which total 8,654 shares and are subject to forfeiture if cumulative earnings per share targets for 1999, 2000 and 2001 are not met.

     - During 1998, Mr. Foley was awarded restricted shares, which total 4,689 shares and were subject to forfeiture if cumulative earnings per share targets for 1998 and 1999 were not met. None of these shares vested because the cumulative earnings per share targets were not met. During 1998, Mr. Foley was also awarded additional restricted shares, which total 4,736 shares and were subject to forfeiture if cumulative earnings per share targets for 1998, 1999 and 2000 were not met. None of these shares vested because the cumulative earnings per share targets were not met.

     - During 1996, Mr. Foley was awarded 6,207 restricted shares, which were subject to forfeiture if cumulative earnings per share targets for 1996, 1997 and 1998 were not met. Based on the Company's performance for 1996, 1997 and 1998, 80% of these shares vested and Mr. Foley received 4,966 shares.

     HOW IS THE COMPENSATION COMMITTEE ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

     Section 162(m) limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to a "covered employee" of a public company. The Compensation Committee regularly reviews the Company's compensation programs in connection with Section 162(m) of the Internal Revenue Code, as amended. Generally, the executive compensation programs are designed to comply with these regulations. The $1 million limitation did not impact the deductibility of any compensation paid to the Company's executive officers in 2000. The amendments to the 1992 Stock Incentive Plan which the shareholders approved in 1998 were intended to ensure that grants under that plan would be "performance-based" as defined in the regulations and that compensation from those grants will be deductible. The 2000 Stock Incentive Plan was adopted, in part, to comply with the Section 162(m) regulations.

     The Compensation Committee may approve compensation that does not comply with these regulations if doing so would be in the best interests of the Company and its shareholders and consistent with the executive compensation philosophy.

                                  The Compensation Committee

                                  Lee C. Howley, Chairman
                                  Drexel Bunch
                                  J. Martin Erbaugh
                                  David L. Swift

                        REPORT OF THE FINANCE COMMITTEE

     The Finance Committee, as mandated by the Charter adopted by the Board of Directors on May 24, 2000, and attached to this proxy statement as Appendix A, oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures delivered by the independent auditors to the Committee as required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held nine meetings during Fiscal Year 2000.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors.

                                  The Finance Committee

                                  Ronald Best, Chairman
                                  J. Martin Erbaugh
                                  Michael E. Gibbons
                                  Christopher H. B. Mills

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1995, in each of (i) the Company's common shares, (ii) the Russell 2000 Index and (iii) a fund investing proportionately, based on respective market capitalization, in the common stocks of the group of companies which the Company has identified as its "Peer Group" solely for this purpose.

                                    [GRAPH]

                                                       LESCO, INC.             RUSSELL 2000 INDEX              PEER GROUP
                                                       -----------             ------------------              ----------
1995                                                     100.00                      100.00                      100.00
1996                                                     110.67                      114.76                      112.77
1997                                                     140.93                      138.31                      124.70
1998                                                      87.52                      133.54                       86.97
1999                                                     116.41                      159.75                       73.11
2000                                                      91.20                      153.03                       69.75

     The Company is engaged in the manufacture and marketing of an extensive line of golf course and lawn care products. These products include fertilizers, turf protection products, grass seed, turf care equipment, replacement parts and golf course accessories. In reviewing published industry and line of business indexes, the Company has not identified an index that portrays the Company's line of business. The Company competes with national suppliers that strictly market fertilizers, turf protection products or equipment directly to the end users. The Company also competes with numerous privately held regional and local suppliers that offer a more diverse line of turf care products than do the national suppliers. The Company believes it is the only national, publicly held company that supplies a full range of products to the turf industry and sells directly to the end user.

     For purposes of preparing the graph, the Company has selected a peer group of publicly held companies as follows:

     - Central Garden & Pet Company -- Supplier of consumer lawn and garden and pet supply products and a manufacturer of proprietary products.

     - Terra Industries Inc. -- Marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers.

     - The Scotts Company -- Manufacturer and marketer of consumer do-it-yourself lawn care and professional golf course turf care products.

     - Toro Company -- Manufacturer of lawn maintenance equipment.

     The above list represents publicly held companies that manufacture or market turf care-related products. The Company intends to add additional publicly held companies to its peer group list as they are identified.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information with respect to the beneficial ownership of the Company's common shares as of March 31, 2001 (unless otherwise indicated) by each of the directors, each of the executive officers named in the Summary Compensation Table, the directors and executive officers as a group, and each person known to the Company to be the beneficial owner of five percent or more of the outstanding common shares based on information filed with the Securities and Exchange Commission.

                                                              SHARES BENEFICIALLY
                                                                   OWNED (1)
                                                              --------------------
                      BENEFICIAL OWNER                         NUMBER      PERCENT
                      ----------------                        ---------    -------
Alexander P. Antonio(3)(4)(5)...............................     22,027        *
Ronald Best(3)..............................................      7,500        *
Drexel Bunch(3).............................................      3,100        *
Robert F. Burkhardt(2)(3)(6)................................    496,258      5.8
R. Breck Denny(3)(4)........................................     60,585        *
J. Martin Erbaugh(3)(7).....................................     26,042        *
William A. Foley(2)(3)(4)(8)................................    438,577      4.9
Michael E. Gibbons(3).......................................      3,500        *
Lee C. Howley(3)(9).........................................     16,000        *
Christopher H.B. Mills(10)..................................  1,406,100     16.4
Charles J. McGonigle(2)(3)(4)...............................     41,868        *
Wayne W. Murawski(2)(3)(4)..................................     42,661        *
William B. Nicol............................................      1,000        *
Robert B. Stein, Jr.(3).....................................      2,000        *
David L. Swift(3)...........................................      3,000        *
Dana L. Wilson(2)(3)(4).....................................     42,873        *
All directors, nominees and
  executive officers as a group (18 persons)................  2,678,930     29.2
Dimensional Fund Advisors Inc. (11).........................    516,375      6.0
Peter B. Cannell & Co., Inc.(12)............................    427,650      5.0
Wellington Management Company, LLP (13).....................    673,500      7.9

---------------

  * Less than one percent

 (1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.

 (2) Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust which are beneficially owned by the named persons as follows: Mr. Burkhardt, 155,903 shares; Mr. Foley, 3,390 shares; Mr. McGonigle, 2,227 shares; Mr. Murawski, 435 shares; and Mr. Wilson, 898 shares.

 (3) The following persons hold exercisable options to purchase shares as follows: Mr. Antonio, 18,333 shares; Mr. Best, 2,500 shares; Mr. Bunch, 2,500 shares; Mr. Burkhardt, 46,000 shares; Mr. Denny, 30,135 shares; Mr. Erbaugh, 2,500 shares; Mr. Foley, 365,758 shares; Mr. Gibbons, 1,500 shares; Mr. Howley, 2,500 shares; Mr. McGonigle, 24,419 shares; Mr. Murawski, 38,251 shares; Mr. Stein, 1,500 shares; Mr. Swift, 1,500 shares; and Mr. Wilson, 36,147 shares.

 (4) The following persons hold restricted shares, which are subject to forfeiture but have full power to vote, as follows: Mr. Antonio, 3,594 shares; Mr. Denny, 5,450 shares; Mr. Foley, 17,012 shares; Mr. McGonigle, 4,998 shares; Mr. Murawski, 3,604 shares; and Mr. Wilson, 4,591 shares.

 (5) Includes 100 shares held jointly by Mr. Antonio and his wife.

 (6) Includes 68,885 shares owned by Mr. Burkhardt's wife; 12,500 shares owned by the Robert and Virginia Burkhardt Charitable Foundation, of which Mr. Burkhardt is President-Treasurer and a Trustee; 110,000 shares owned by the Burkhardt Family Limited Partnership, of which Mr. Burkhardt is a general and limited partner (Mr. Burkhardt disclaims beneficial ownership with respect to 105,600 of these shares); and 5,790 shares owned by Mr. Burkhardt's wife as custodian for minor grandchildren.

 (7) Includes 13,000 shares held jointly by Mr. Erbaugh and his wife, 2,890 shares owned by Mr. Erbaugh's wife and 2,342 shares owned by Mr. Erbaugh's daughter.

 (8) Includes 3,790 shares owned by Mr. Foley's children.

 (9) Includes 13,500 shares owned by the Howley Family Partnership.

(10) Based on information set forth on Amendment No. 2 to Schedule 13D filed January 29, 2001, J O Hambro Capital Management Limited, J O Hambro Capital Management (Holdings) Limited and Mr. Mills have shared voting power and shared dispositive power with respect to all of the shares. Of the 1,406,100 shares, voting and dispositive power as to 750,000 shares are shared with Growth Financial Services Limited and North Atlantic Smaller Companies Investment Trust plc; voting and dispositive power as to 125,000 shares are shared with American Opportunity Trust plc; voting and dispositive power as to 100,000 shares are shared with Oryx International Growth Fund Limited; voting and dispositive power as to 60,000 shares are shared with Trident North Atlantic Fund; voting and dispositive power as to 100,000 shares are shared with Consulta (Channel Islands) Limited; and voting and dispositive power as to 271,100 shares are shared with clients of J O Hambro Capital Management Limited. The address for Mr. Mills and these entities is Ryder Court, 14 Ryder Street, London SW1A 6QB England. Mr. Mills holds a 11.35% interest in North Atlantic Smaller Companies Investment Trust plc and a 100% interest in Growth Financial Services Limited.

(11) Based on information set forth on a Schedule 13G filed February 2, 2001, in its role as investment manager and investment advisor to certain investment portfolios, Dimensional Fund Advisors Inc. possesses both voting and investment power over the shares. All shares, however, are owned by these portfolios; and Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(12) Based on information set forth on a Schedule 13G filed February 8, 2001. The address for Peter B. Cannell & Co., Inc. is 645 Madison Avenue, New York, New York 10022.

(13) Based on information set forth on a Schedule 13G filed February 14, 2001, Wellington Management Company, LLP does not have sole voting power over any of these shares. It has shared voting power with respect to 411,000 shares and shared dispositive power with respect to 673,500 shares. Wellington Management Company serves as an investment advisor and all of these shares are owned by its clients. The address for Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

                             SHAREHOLDER PROPOSALS

         PROPOSAL ON RESPONSIBILITY OF THE BOARD IN SUCCESSION PLANNING

     Mitchell James FitzGibbon, of R.D. #2, Quilliam Road, Westfield, New York 14787, son of the founder, James I. FitzGibbon, who owns 1,500 shares of LESCO, Inc., has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and the supporting statement, for which the board of directors and the Company accept no responsibility, are set forth below.

     "RESOLVED, that the shareholders of Lesco, Inc. [sic] ("Lesco" or "Company") request that the Board of Directors take the necessary steps to immediately have the independent directors take responsibility for CEO succession by creating a separate committee of independent directors (and outside independent advice and expertise that they select if appropriate) specifically dedicated to succession planning and the internal development of promising executives as a part of the Company's short and long-term strategy."

                        PROPONENT'S SUPPORTING STATEMENT

     "Executive leadership is integral to the prosperity of any corporation. The selection, development, and retention of the right leader or the dismissal and replacement of the wrong leader is the single most important responsibility of a board of directors according to the 1998 Report of the National Association of Directors (NACD) Blue Ribbon Commission on CEO Succession."

     In effect there is no meaningful Succession Plan in effect that is reviewed annually by independent members of the Board.

     The goal of CEO succession is finding the right leader at the right time. For these reasons, Directors must continually ensure that current leadership is meeting the needs of the Company and its constituents. A meaningful succession plan enhances long-term shareholder confidence and value.

     The Board must drive the process and not the current CEO, though his performance and his input, has a role to play. There is a strong tie between leadership performance and corporate performance.

     There are a number of warning signals that suggest the Board has not carried out their primary responsibility:

     - consistent departure of top and former management

     - failure of critical performance review of current CEO because of lack of a meaningful succession plan or candidate

     - continuing poor or mediocre and deteriorating performance by the Company

     - lack of a designated independent committee of the Board charged with the responsibility for developing and reviewing a succession plan

     - failure of the Board to respond to shareholders and former directors who have raised this issue with the Board and at the Annual Meeting

     - failure of the Board to provide meaningful oversight for the current and future needs of the Company and a truly independent evaluation of the performance of the current CEO.

     Independent Directors should take responsibility for CEO succession. This was the consensus expressed in two independent reports issued by the NACD Blue Ribbon Commission on Performance Evaluation of Chief Executive Officers, Boards, and Directors (1994) and the NACD Blue Ribbon Commission on Director Professionalism (1996).

     In the proponent's opinion, the Board, not the CEO, must retain the ultimate authority to conduct the process. In this regard they must also conduct exit interviews with those executives that have departed the Company including internal financial personnel, hold regular executive sessions to discuss succession planning and internal development of promising executives and evaluate why so many executives have departed or been terminated.

     We urge shareholders to vote FOR this Resolution."

                     BOARD OF DIRECTORS' OPPOSING STATEMENT

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Company believes that it has previously implemented a succession plan that compares favorably with the proposal. The proposal calls for the establishment of a committee of independent directors dedicated to chief executive officer succession planning and the internal development of promising executives as a part of the Company's short and long term strategy. The Executive Committee of the Company's Board of Directors, which is comprised of Drexel Bunch, Committee Chairman, Robert F. Burkhardt, Co-founder of the Company, William A. Foley, Chairman of the Board, President and Chief Executive Officer of the Company, and Robert B. Stein, Jr. (Messrs. Bunch and Stein are independent directors), has previously developed a confidential succession plan that was adopted by the Company's Board of Directors in August 2000. Eight of the ten current members of the Board are independent directors. The plan analyzes the responsibilities of the Company's chief executive officer and evaluates the qualities that a chief executive officer must have. In addition, it considers the pros and cons of promoting an internal candidate and hiring an outsider. As set forth in the proposal, the plan contains an evaluation of the development of certain of the Company's executives and implements a comprehensive development plan aimed at strengthening each executive's areas of weakness. The Company believes that the plan and the procedures implemented under it compare favorably with the concerns and guidelines set forth in the proposal.

     FOR THE REASONS OUTLINED ABOVE, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL, AND THE ACCOMPANYING PROXY WILL BE SO VOTED, UNLESS A CONTRARY SPECIFICATION IS MADE.

               PROPOSAL ON PROVIDING FOR THE PAYMENT OF BENEFITS
                            UPON A CHANGE IN CONTROL

     Michael J. FitzGibbon of 21565 Aberdeen Road, Rocky River, Ohio 44116, a former Director and son of the founder James I. FitzGibbon, who owns 10,000 shares of common stock of LESCO, Inc., has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and the supporting statement, for which the board of directors and the Company accept no responsibility, are set forth below.

     "RESOLVED, that the shareholders of Lesco, Inc. [sic] ("Lesco" or "Company") request that the Board of Directors adopt a policy against renewing, extending and/or entering into any agreements with Officers, Directors and Senior Management of the Company which provide compensation contingent on a change of control of the Corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue. This shall not affect change of control provisions in existing stock options which have been previously approved by the shareholders."

                        PROPONENT'S SUPPORTING STATEMENT

     "Several years ago William Foley, President, Chairman of the Board and Chief Executive of the Company requested the Compensation Committee to provide certain corporate executives with compensation contingent on change of control. Not all members of the Compensation Committee were in favor in the change of control provision adopted by a majority of the Compensation Committee. Such provisions are another stumbling block, in addition to the existing poison pill, in any future acquisition of the Company that might in turn increase shareholder value.

     Lucrative severance contracts awarded to senior corporate management, which provide compensation contingent on the change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes". These contracts were and are awarded without shareholder approval. The practice of providing these large cash awards to a small group of corporate executives, without shareholder approval, has been a subject of public outcry over these many years. Previously, the U.S. Senate in reviewing golden parachutes, emphasized the potential conflict of interest between management and shareholders created by these agreements and voted 98 to 1 to require shareholder approval of golden parachutes which exceed three times annual compensation. Although final action was not taken, it is clear that the overwhelming vote in favor of the measure reflected public sentiment against golden parachutes and that sentiment has not changed. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

     In addition, there has been considerable turnover at the Company's senior management level these past several years, after the addition of change of control provisions to their employment agreements. The change of control agreements thus were not sufficient to retain these executives and employees.

     It is therefore time to require a shareholder vote to address the conflicts of interest between management and shareholders that have arisen and will continue to arise in the awarding of golden parachutes.

     We urge shareholders to vote FOR this Resolution."

                     BOARD OF DIRECTORS' OPPOSING STATEMENT

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the Company's retention agreements with its executives (described on pages 9 and 10), which provide for severance payments if an executive is terminated after a change of control of the Company, are in the best interests of the Company and its shareholders. In the Board of Directors' opinion, the agreements assist the Company in attracting and retaining top management talent and encourage executives to remain with the Company in the face of a potential change of control. In the Board of Directors' opinion, the retention agreements allow management to remain focused and objective during a potential change of control, rather than being distracted by the uncertainties of their future employment and personal financial situation, thereby allowing them to act decisively to maximize shareholder value for all shareholders.

     The Compensation Committee of the Board of Directors oversees the compensation arrangements for the Company's executives and recognizes and appreciates its responsibility with respect to executive compensation decisions. The Company's executive compensation program is designed to enable the Company to attract, motivate and retain key executives. Because many other major corporations with which the Company competes for executive talent offer their executives severance pay arrangements based on a change of control, the Board of Directors believes that the retention agreements are a necessary part of the Company's executive compensation program.

     Requiring shareholder approval of executive retention agreements would hamper the Company's flexibility to act promptly and decisively in attracting and retaining executives and would put the Company at a disadvantage to other companies with which it competes for executive management. Under the proposal, unless the Company was to incur the significant expense of a special meeting of shareholders, the Company could only enter into such agreements once a year following the Annual Meeting of Shareholders. In many cases, this would not allow the Company to timely respond to unanticipated events such as the hiring of a new executive to replace an executive who unexpectedly departed.

     FOR THE REASONS OUTLINED ABOVE, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL, AND THE ACCOMPANYING PROXY WILL BE SO VOTED, UNLESS A CONTRARY SPECIFICATION IS MADE.

             PROPOSAL THAT BOARD DESIGNATE A NON-EXECUTIVE CHAIRMAN
                       OR OTHER INDEPENDENT BOARD LEADER

     Stanley M. Fisher, a former Director of the Company, of 15601 Parkland Drive, Shaker Heights, Ohio 44120, who owns 15,000 shares of common stock of LESCO, Inc. and 12,000 shares of common stock as Trustee for the James I. FitzGibbon Trust, has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the board of directors and the Company accept no responsibility, are set forth below.

     "RESOLVED, that the shareholders of Lesco, Inc. [sic] ("Lesco" and "Company") request that on or prior to June 1, 2001, to be effective July 1, 2002, which is the date that the Board of Directors can terminate or modify the existing employment agreement between William A. Foley and the Company pursuant to its evergreen provisions, the Board of Directors separate the current roles of Chief Executive Officer and President from Chairman of the Board and designate a non-executive and independent director as Chairman of the Board of Directors. If they do not make such a designation, we request they promptly designate, regardless of title, a truly independent member to lead the Board in its most critical functions including but not limited to:

     - conduct all meetings of the Board and the meetings of shareholders;

     - serve as an ex-officio member of each of the committees of the Board of which the independent Chair is not a member;

     - schedule Board meetings in a manner that enables the Board and its Committees to perform their duties responsibly;

     - prepare, in consultation with the CEO and other directors and Committee chairs, the agendas for the Board and the Committee meetings;

     - define the quality, quantity and timeliness of the flow of accurate information between Company management and the Board, although Company management is responsible for the preparation of materials for the Board;

     - approve, in consultation with other directors, the retention of consultants and legal advisors who report directly to the Board, who are independent of management;

     - interview, along with the chair of the [Nominating Committee who should be an independent Director], all Board candidates, and make recommendations to the [nominating committee] and the Board and with each member of the Board having an opportunity to meet all candidates;

     - recommend to the full Board the membership of the various Board Committees, as well as the selection of the Committee chairs;

     - oversee the process of hiring, firing, evaluating and compensating the CEO, as well as the succession planning process."

                        PROPONENT'S SUPPORTING STATEMENT

     "True board independence requires the separation of the "CEO" and "Chairman of the Board." After the death of the founder, James I. FitzGibbon, William Foley requested he be elected as Chairman of the Board of Directors, President and CEO, despite a letter to the Board of Directors from James FitzGibbon that in the event of his death the Chairman of the Board be an independent director. In the opinion of the proponent, with this combination of offices it has been much more difficult, if not impossible, for the Board to perform its most critical functions.

     The purpose of creating a non-executive Chairman is not to add another layer of power but instead to ensure organization and accountability for, the thoughtful execution of certain critical independent director functions. Report of NACD Commission on Director Professionalism (Nov. 1996); ABA Guidebook, 6-17.

     In the opinion of the proponent, the chairman's duty to oversee management is obviously compromised, where we have a combination of positions. "Wearing both hats is like grading your own paper." (Ann Hansen, Deputy Director of the Council of Institutional Investors, quoted in "A Walk on the Corporate Side." TRUSTEE 9,10 (Nov./Dec. 1996).]

     "We urge shareholders to vote FOR this Resolution."

                     BOARD OF DIRECTORS' OPPOSING STATEMENT

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the proposal is not in the best interests of the Company or its shareholders. The Board believes the Company is best served by having one person, Mr. Foley, serve as both Chairman and President and Chief Executive Officer, acting as a bridge between the Board and the operating organization and providing critical leadership for strategic initiatives.

     Board independence and oversight of management is maintained effectively through the composition of the Board. Eight of the ten current directors are independent directors. The Chairman has no greater nor lesser vote on matters considered by the Board than any other director. A principal role of the Chairman is to propose the general agenda for board meetings from among the many issues facing the Company on a day-to-day basis. As a result, the President and Chief Executive Officer is in the best position to develop this agenda. Although the agenda provides a framework for discussion, it does not limit consideration of other matters by the Board.

     The responsibilities of the various independent committees of the Board also serve as an objective means of performing management oversight, and further make a non-executive Chairman unnecessary. The Compensation and Governance Committee of the Board consists of four independent directors. The Compensation and Governance Committee, as detailed in its report appearing elsewhere in this proxy statement, reviews and evaluates the performance of all executive officers of the Company, including the President and Chief Executive Officer, and reports to the Board. In addition, the Finance Committee, which is comprised of four independent directors, oversees the Company's accounting and financial reporting practices. These committees comprised of independent directors serve to represent and protect the best interests of the Company's shareholders.

     Directors of the Company, including the Chairman, are bound by state law imposed fiduciary obligations to serve the best interests of the shareholders. Separating the offices of Chairman and President and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director of the Company.

     The Board believes that the interests of the Company and its shareholders are best served at this time through the experienced leadership and ability for decisive action afforded by a full-time Chairman and President and Chief Executive Officer, subject to oversight by the Company's independent directors.

     FOR THE REASONS OUTLINED ABOVE, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL, AND THE ACCOMPANYING PROXY WILL BE SO VOTED, UNLESS A CONTRARY SPECIFICATION IS MADE.

           PROPOSAL CONCERNING LESCO, INC.'S SHAREHOLDERS RIGHTS PLAN

     Naomi C. FitzGibbon, widow of the founder of the Company, James I. FitzGibbon, of 1285 Gulf Shore Blvd., North 6-D, Naples, FL 34102, who owns 250,000 shares of common stock of LESCO, Inc., has advised the Company that she intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy regulations, the proposed resolution and supporting statement, for which the board of directors and the Company accept no responsibility, are set forth below.

     "RESOLVED, that the shareholders of Lesco, Inc. [sic] ("Lesco" or "Company") requests that the Board of Directors take the necessary steps to redeem the shareholder rights issued pursuant to, or otherwise terminate or rescind, the Shareholder Rights Plan approved previously by this Board of Directors on May 18, 1994 and to amend, if necessary, accordingly, Article Fourth of the Corporation's Articles of Incorporation to conform with the redemption of the shareholders rights, and refrain from adopting any similar plan in the future unless that issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of shareholders."

                        PROPONENT'S SUPPORTING STATEMENT

     "Lesco's Board of Directors unilaterally adopted, without prior shareholder approval, a Shareholders Rights Plan with a fixed term providing that the "rights" will expire at the close of business on May 30, 2004, unless earlier redeemed by the Company as provided under the rights plan. Shareholders were not allowed to vote on this plan, an anti-takeover device commonly known as a "poison pill".

     Given Lesco's failure to consistently meet its projection in sales and/or earnings, we do not think our Company should maintain its poison pill, a device that we believe entrenches management and the Board, without shareholder approval.

     We believe that the terms of the rights are designed to discourage or thwart a takeover of our Company. While Lesco should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe the future possibility of a takeover justifies the continuation of the unilateral implementation of a poison pill. The Company has other statutory protections afforded to it, including but not limited to, Ohio's Control Share Acquisition Statute, Ohio Revised Code Section 1701.831, and other statutes which the Company has not chosen to opt out of. The poison pill is no longer in the best interest of shareholders. We believe shareholders should have the right to vote on the necessity of such a powerful tool that could be used to entrench existing management.

     Rights plans like Lesco's have become increasingly unpopular in recent years. For example, in 1999, a majority of shareholders at Bergen Brunswig, Georgia Pacific, Lubrizol and Owens Corning, among others, voted in favor of proposals to redeem or repeal poison pills. The effect of poison pill rights plans on the trading value of the Company stock has been researched extensively. A 1986 study by the U.S. Securities and Exchange Commission Office of the Chief Economist stated: "stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." A 1992 study by John Pound of Harvard University and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

     In light of the debatable economic benefit of our poison pill and the undeniably undemocratic way in which it was adopted without shareholders' approval, we believe these rights should be redeemed, rescinded or otherwise terminated and not be extended, renewed or issued again without a shareholder vote.

     We urge shareholders to vote FOR this Resolution."

                     BOARD OF DIRECTORS' OPPOSING STATEMENT

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Ohio law authorizes the Board to adopt a shareholder rights plan as an appropriate mechanism to deal with a potential change of control. The Board of Directors unanimously adopted the Company's Shareholder Rights Plan in May 1994 when the proponent's husband, James I. FitzGibbon, served as Chairman of the Board. After discussion, extensive review and full consideration, the Board of Directors adopted the Rights Plan because it believed at the time, and still believes, that the plan best serves the interests of the Company's shareholders and is an effective tool to maximize the value of the Company's shares in the context of an offer to purchase the Company. The Rights Plan encourages potential acquirers to negotiate directly with the Board, which is in the best position to negotiate on behalf of all shareholders, to evaluate the adequacy of any potential offer, and to protect shareholders against potential abuses during the takeover process that unfairly discriminate among shareholders. The Rights Plan is also designed to provide the Board with adequate time and flexibility to negotiate on behalf of all the Company's shareholders and enhances the Board's ability to negotiate the highest possible offer from a potential acquirer, develop alternatives which may better maximize shareholder values and preserve the long-term value of the Company for all of the shareholders.

     The Rights Plan is not intended to prevent a takeover of the Company. The Rights Plan allows the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interest of its shareholders. The Rights Plan is intended, in part, to discourage creeping acquisitions of control whereby an acquirer may accumulate a controlling block of stock in the open market without paying a control premium, attempt to unfairly pressure shareholders, potentially squeeze shareholders out of their investment without any real choice and deprive shareholders of the full value of their stock. Small shareholders are particularly vulnerable to creeping acquisitions. In this regard, it is important to remember that hostile acquirors are interested in buying a company as cheaply as they can, and, in attempting to do so, may try to use coercive tactics which do not treat all shareholders fairly and equally.

     Over 2,000 companies have adopted rights plans. The benefits of shareholder rights plans have been validated by a study by Georgeson & Company, Inc., in November 1997. The study found that: (i) premiums paid to companies with shareholder rights plans were on average eight percentage points higher than premiums paid to purchase target companies that did not have shareholder rights plans; (ii) the presence of a shareholder rights plan did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn; and (iii) a shareholder rights plan did not reduce the likelihood that a company would become a takeover target. In fact, the study showed that the takeover rate was similar for companies with and companies without shareholder rights plans.

     FOR THE REASONS OUTLINED ABOVE, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL, AND THE ACCOMPANYING PROXY WILL BE SO VOTED, UNLESS A CONTRARY SPECIFICATION IS MADE.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on the Company's review of Forms 3, 4 and 5 filed by or on behalf of the Company's directors, executive officers and principal shareholders and certain written representations from those persons, which have been submitted to the Company for the 2000 fiscal year, according to Section 16(a) of the Securities Exchange Act of 1934, as amended, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except as discussed below.

     Mr. Antonio failed to timely file a Form 4 to report one transaction during 2000, but subsequently reported that transaction on a Form 5 for 2000. Mr. Howley failed to timely file a Form 4 to report one transaction during 2000, but subsequently reported that transaction on a Form 5 for 2000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William A. Foley, Chairman of the Board, President and Chief Executive Officer of the Company, serves as a director and is a member of the compensation committee of Dairy Mart Convenience Stores, Inc. Robert B. Stein, Jr., Chairman of the Board, President and Chief Executive Officer of Dairy Mart Convenience Stores, Inc., serves as a director.

                              INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the independent auditors for the Company for the fiscal year ended December 31, 2000, and the Company has reappointed Ernst & Young LLP to serve for the year ending December 31, 2001. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders. This representative will be given an opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

     Audit Fees: The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's 2000 financial statements and for Ernst & Young LLP's review of the Company's financial statements included in its quarterly reports on Form 10-Q for 2000 was approximately $174,500.

     Financial Information Systems Design and Implementation Fees: Ernst & Young LLP did not render professional services in connection with financial information systems design and implementation during 2000.

     All Other Fees: The aggregate fees billed for all other professional services rendered by Ernst & Young LLP during 2000 was $465,000, including audit related services of $171,500 and nonaudit services of $293,500. Audit related services generally include fees for pension audits, business acquisition due diligence, accounting consultations and SEC registration statements. Nonaudit services relate to specially requested tax services and $235,000 of fees for a consulting project billed by the E&Y consulting group prior to its sale on May 27, 2000, to Cap Gemini, a separate French public company.

     The Finance Committee has considered whether the provision of the services rendered by the Company's independent auditors with respect to the foregoing fees is compatible with maintaining their independence.

                                 OTHER MATTERS

     The management of the Company knows of no business that will be presented for consideration at the meeting other than the items referred to in this proxy statement. If any other matter properly comes before the meeting or any adjournment of the meeting, the persons named in the accompanying proxy card will vote in their discretion.

                                  LESCO, INC.

                                  /s/ Patricia W. Pribisko

                                  Patricia W. Pribisko
                                  Vice President, General Counsel
                                  And Corporate Secretary

                                  Dated: April 13, 2001

                                                                      APPENDIX A

                                  LESCO, INC.
                  FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I. PURPOSE

The primary function of the Finance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the company to any governmental body or the public, and the company's systems of internal controls regarding finance and accounting that management and the Board have established; and the company's auditing, accounting and financial reporting processes generally. Consistent with this function, the committee should encourage continuous improvement of, and should foster adherence to, the company's policies, procedures and practices at all levels. The committee's primary duties and responsibilities are to:

        Serve as an independent and objective party to monitor the company's financial reporting processes and internal control system.

        Review and appraise the audit efforts of the company's independent accountants and internal auditing department.

        Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The committee will primarily fulfill these responsibilities by carrying out the activities enumerated in this Charter.

While the committee has the responsibilities and powers set forth in this Charter, it is not the duty of the committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the company's business conduct guidelines.

II. ORGANIZATION

The Finance Committee of the Board of Directors serves the function of an audit committee. This committee will consist of at least three directors and every member of the committee must be an independent director. A director will not be considered independent if:

        (a) the director is employed by the company or any of its subsidiaries or was so employed within the past three years;

        (b) the director has accepted compensation from the company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

        (c) the director is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the company or any of its affiliates as an executive officer; immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, daughter-in-law and anyone who resides in the person's home;

        (d) the director is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities) that exceed the greater of: (i) 5% of the company's or the business organization's consolidated gross revenues or (ii) $200,000 in any of the past three years; or

        (e) the director is employed as an executive of another entity and any of the company's executives serve on that entity's compensation committee.

All members of the committee will be able to read, interpret and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement or will become able to do so within a reasonable time following appointment to the committee. At least one member of the committee will have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in that member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

III. STATEMENT OF POLICY

The committee will provide assistance to the company's directors in fulfilling their responsibility to shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of the financial reports and other financial information provided by the company to any governmental body or the public. In so doing, it is the responsibility of the committee to maintain free and open means of communication among the directors, the independent auditors, the internal auditors and the senior and financial management of the company.

IV. RESPONSIBILITIES

     A. Review of documents and reports

     - Review and update the committee's charter at least annually.

     - Review the financial statements contained in the annual report to shareholders and Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. All changes in accounting principles should be reviewed. Significant findings, difficulties encountered during the course of audit work and any changes in the planned scope should also be reviewed with the independent and internal auditors.

     B. Independent Auditors

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the company, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent auditors. The independent auditors for the company are ultimately accountable to the board and the committee, as representatives of shareholders, and the board and committee have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace independent auditors.

     - Ensure that the independent auditors submit on a periodic basis to the committee a formal written statement delineating all relationships between the auditors and the company, actively engage in a dialogue with the independent auditors with respect to any disclosed relationship or service that may impact the objectivity and independence of the independent auditors, and take, or recommend that the board take, appropriate action to ensure the independence of the independent auditors.

     C. Financial Reporting Process

     - Provide an open avenue of communication among the independent auditors, the internal auditor department, senior and financial management and the Board of Directors.

     - The committee is to meet in separate executive sessions with the chief financial officer, independent auditors and internal auditors at least once each year and at other times when considered appropriate.

     - Have a predetermined arrangement with the independent auditors that they will advise the committee through its chairman and management of the company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with audit committees is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q.

     - Meet with the independent auditors and financial management of the company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review the internal audit function of the company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

     - Review with the independent auditors, the internal auditors, and the financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, including computerized information system controls and security. Elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

     D. Ethical and Legal Compliance

     - Submit the minutes of all meetings of the committee to or discuss the matters discussed at each committee meeting with the board of directors.

     - Investigate any matter brought to its attention within the scope of its duties with the power to retain outside counsel, accountants or others, for this purpose, if in its judgment, it is deemed appropriate.

           [MAP WITH DIRECTIONS TO SHAREHOLDER MEETING AT THE FORUM]

                             (Recycled Paper Logo)

                                  DETACH CARD
--------------------------------------------------------------------------------

LESCO, INC.                            PROXY SOLICITED ON BEHALF OF THE BOARD OF
                                       DIRECTORS FOR ANNUAL MEETING MAY 16, 2001
    The undersigned appoints William A. Foley, R. Breck Denny and Patricia W. Pribisko as Proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the common shares of LESCO, Inc. held of record by the undersigned on April 6, 2001, at the Annual Meeting of shareholders to be held on May 16, 2001, or any adjournment thereof.

1. Election of directors.

      FOR all nominees listed below                     WITHHOLD AUTHORITY
[ ]   (except as marked to the contrary below)    [ ]   to vote for all nominees listed below

 Ronald Best, Drexel Bunch, Robert F. Burkhardt, J. Martin Erbaugh, William A.
  Foley, Michael E. Gibbons, Lee C. Howley, Christopher H.B. Mills, Robert B.
                         Stein, Jr. and David L. Swift

 (Instructions: To withhold authority for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

--------------------------------------------------------------------------------

2. Shareholder proposal concerning succession planning:
           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

3. Shareholder proposal concerning severance agreements:
           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

4. Shareholder proposal concerning separation of the offices of Chairman and President and CEO:
           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

5. Shareholder proposal concerning Shareholder Rights Plan:
           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 2, 3, 4 AND 5.

                  (Continued and to be signed on reverse side)

                                  DETACH CARD
--------------------------------------------------------------------------------

                          (Continued from other side)

6. In their discretion, the Proxies are authorized to vote on all other business that properly comes before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 ABOVE, AGAINST THE SHAREHOLDER PROPOSALS IN ITEMS 2, 3, 4 AND 5 ABOVE AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING, AS STATED IN ITEM 6 ABOVE. IF VOTING FOR DIRECTORS IS CUMULATIVE, THE PROXIES MAY CUMULATE OR DISTRIBUTE VOTES IN SUCH FASHION AS THEY BELIEVE WILL MAXIMIZE THE NUMBER OF PERSONS ELECTED FROM AMONG NOMINEES FOR WHOM AUTHORITY IS GRANTED.

                                                  Please sign exactly as name
                                                  appears below. When shares are
                                                  held as joint tenants, both
                                                  should sign. When signing as
                                                  attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                                  Dated __________________ 2001,



                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                    Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.